UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2006

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri	63302-0900
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

LMI Aerospace, Inc. (the “Company”) has entered into new employment agreements each dated as of January 1, 2006 with Ronald S. Saks, Lawrence E. Dickinson, Robert T. Grah and Michael J. Biffignani, the Chief Executive Officer and President, Chief Financial Officer, Regional Vice President-Central Region and Chief Information Officer/Director of Supplier Management and Procurement, respectively of the Company (each, an “Employee”),which replace the employment agreements of the Employees, each of which having expired by their terms on the close of business on December 31, 2005.

Each employment agreement provides for an initial term of employment that commenced as of January 1, 2006 and expires on December 31, 2007, and automatically renews for additional one-year periods unless terminated by either the Employee or the Company by October 31 of the then current term or otherwise terminated in accordance with the employment agreement. The Employment Agreement provides for annual base salaries and performance bonuses as follows:

•
as to Mr. Saks, a base salary of $270,600 for calendar year 2006 and $277,200 for calendar year 2007 and beyond during the term of the employment agreement, and a performance bonus equal to 5% of Mr. Saks’ base salary plus 0.75% of the Company’s annual income from operations that is above $10 million, reduced by 25% of the total performance bonus if the Company does not meet its “Annual On-Time Delivery Metric” (as defined in the employment agreement), provided that if the Company’s annual income from operations for any given year is less than $10 million, then Mr. Saks will not be entitled to a performance bonus with respect to such year;

•
as to Mr. Dickinson, a base salary of $186,242 for calendar year 2006 and $190,704 for calendar year 2007 and beyond during the term of the employment agreement, and a performance bonus equal to 5% of Mr. Dickinson’s base salary plus 0.40% of the Company’s annual income from operations that is above $10 million, reduced by 25% of the total performance bonus if the Company does not meet its “Annual On-Time Delivery Metric” (as defined in the employment agreement), provided that if the Company’s annual income from operations for any given calendar year is less than $10 million, then Mr. Dickinson will not be entitled to a performance bonus with respect to that year;

•
as to Mr. Grah, a base salary of $204,794 for calendar year 2006 and $209,694 for calendar year 2007 and beyond during the term of the employment agreement, and a performance bonus equal to 5% of Mr. Grah’s base salary plus 0.50% of the Company’s annual income from operations that is above $10 million, reduced by 25% of the total performance bonus if the Company does not meet its “Annual On-Time Delivery Metric” (as defined in the employment agreement), provided that if the Company’s annual income from operations for any given year is less than $10 million, Mr. Grah will not be entitled to a performance bonus with respect to that year; and

•
as to Mr. Biffignani, a base salary of $175,275 for calendar year 2006 and $179,550 for calendar year 2007 and beyond during the term of the employment agreement, and a performance bonus equal to 5% of Mr. Biffignani base salary plus 0.40% of the Company’s annual net income from operations that is above $10 million, reduced by 25% of the total performance bonus if the Company does not meet its “Annual On-Time Delivery Metric” (as defined in the employment agreement), provided that if the Company’s annual income from operations in any given calendar year is less than $10 million, then Mr. Biffignani is not entitled to a performance bonus with respect to that year.

Each employment agreement may be terminated upon: (i) the cessation of the business of the Company, (ii) the Employee’s unsatisfactory performance of his duties under the employment agreement, (iii) the death or permanent disability of the Employee, (iv) ten days written notice by the Company upon breach of or default under the terms of the employment agreement by the Employee, (v) the Employee’s giving 30 days written notice to the Company or (vi) an act of misconduct by the Employee.

If the employment agreement of an Employee is terminated for any of the reasons described above, the Employee shall be entitled to receive accrued and unpaid base salary. If the employment of an Employee is terminated by the Company because of the cessation of the Company’s business or the unsatisfactory performance by the Employee of his duties, the Company shall provide to the Employee severance in an amount based upon his length of service with the Company. The Company will also provide the Employee with severance pay if his employment is terminated in conjunction with a change in the control of the Company or a sale or substantially all of the operating assets of the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between LMI Aerospace, Inc. and Ronald S. Saks dated as of January 1, 2006
10.2	Employment Agreement between LMI Aerospace, Inc. and Michael J. Biffignani dated as of January 1, 2006
10.3	Employment Agreement between LMI Aerospace, Inc. and Lawrence E. Dickinson dated as of January 1, 2006
10.4	Employment Agreement between LMI Aerospace, Inc. and Robert T. Grah dated as of January 1, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2006

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson
Chief Financial Officer and Secretary